EXHIBIT 10.36

Norwegian Shipbrokers’ Association’s Memorandum
of Agreement for sale and purchase of ships. Adopted
by The Baltic and International Maritime Council
(BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT
Dated: 29th August 2007
Briesa Schiffahris GmbH & Co. KG MS Oland, Leer, Germany hereinafter called the Sellers, have agreed to sell, and Adventure Five S.A. Majuro, Marshall Islands hereinafter called the Buyers, have agreed to buy
Name: “BBC Barranquilla”
Classification Society/Class: Germanischer Lloyd
Built: June 1995        By: Saikl Heavy Industries, Japan
Flag: Antigua            Place of Registration: Saint John’s
Call Sign: V2CF8     Grt/Nrt: 13,695 / 7,710
Register Number: 9107045
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase price in Clause 1 and in the place of closing stipulated in Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.     Purchase Price USD 25,200,000.00 cash (United States Dollars Twenty Five Million and Two Hundred Thousand)
2.     Deposit
As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of signing of this Agreement via Fax by both parties. This deposit shall be placed with Sellers’ nominated first class bank and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to Buyers. Any fee charged for opening up and maintaining the said deposit or affecting closing shall be borne equally by the Sellers and the Buyers.
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3.     Payment
The 10% (ten per cent) deposit to be released by signed release letter in favor of the Sellers at the closing. The 90% (ninety per cent) balance of the purchase money plus estimated amount of lubricating oils and chemicals to be transferred at least 1 (one) banking day prior to the expected date of delivery of the Vessel in an account of Sellers’ bank and to be released by signed release letter free of bank charges to the Sellers’ nominated account at the closing of the Vessel and in exchange for clean title to the Vessel, the agreed delivery documents and signing by Sellers’ and Buyers’ Representatives of a clean protocol of delivery and acceptances.
The said Purchase Price shall be paid in full free of bank changes to Sellers’ nominated bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.
4.     Inspections
a)* The Buyers have inspected and accepted the Vessels’classifications records. The Buyers have also inspected the Vessel at/in Tubanao, Brazil on 15th august 2007 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.
~~b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within The Sellers shall provide for inspection of the Vessel at/in The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. They Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~
*	4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.
5.     Notices, time and place of delivery
a)     The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 25, 20, 15, 7, and 3 days approximate notice and 1 day definite notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.
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Sellers to give minimum 10 (ten) days notice of the port of delivery.
b)     The Vessel shall be delivered and taken over safely afloat at a safe and fully accessible berth or Safe anchorage at/in a safe port free of cargo, free of dunnage, free of stowaways, in the Sellers’ option.
Vessel to be delivered in a country where International / local laws allow and it is practically feasible for repatriation/embarkation of Seamen plus registration of the Vessel. Expected time of delivery between October 3rd 2007 to October 21st 2007 in Sellers’ option.
Date of cancelling (see Clauses 5C), 6b) (iii) and 14): 21st October 2007 in Buyer’s option.
c)     If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of this notice or of accepting the new date as the new cancelling date. If the Buyers have not declared the option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.
If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.
d)     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.
6.     Drydocking/Divers Inspection
No dry-docking Clause to apply but Buyers to have the right to arrange for a class approved Divers’ Inspection of Vessel’s bottom and underwater part below the summer loadline in the presence of a Class Surveyor. Whether damage or not, the Clause to be the only authority to decide.
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A)
If such inspection reveals damage affecting Class to Vessel’s bottom or underwater parts which will be verified by the Class Surveyor which to his opinion requires immediate repairs which cannot take place afloat then the Vessel to be drydocked in accordance with NSF1993. Should any damages in the underwater parts affecting Class be found which in the opinion of the Class Surveyor can be deferred for the next drydocking, Sellers have the option to repair the same immediately, or to make a monetary settlement with the Buyers at a mutually agreed sum as per the average of two quotations given by reputable repair yards or work shops within the delivery area, one nominated by the Sellers and one nominated by the Buyers. This settlement shall be full and final and shall only be for the quoted repair works set out by the Surveyor and not for any subsequent drydocking costs etc. The repair works will be to class satisfaction and will be performed in a way acceptable to class.
B)
In the event that the Vessel is required to be drydocked immediately prior to delivery, Sellers shall drydock the Vessel as per Clause 6 (six) of NSF1993 (relevant sections of which are to be reinstated). During drydock Buyers have the right to attend, paint bottom and perform works required by them. Such works to be for Buyers’ account always without interference to Sellers’ and/or classification works. Buyers’ works shall not delay Sellers in tendering Notice of Readiness when the Vessel is ready in all respects under the terms of this MoA and if the Buyers have not completed their works within the notice period then Buyers to take physical delivery of the Vessel in drydock.
In the event that the Vessel is to be drydocked prior to delivery for reasons above, the cancelling date to be extended to cover the period of such drydocking and ballast, if any, to the shipyard.
The Sellers are to arrange attendance of the Class Surveyor and to pay for his fees, Buyers are to arrange and pay for the Divers and their equipment unless a class relevant damage is found in which case this cost to be also for the Sellers’ account.
~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~
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~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, if the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation.* In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place, the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5b) shall be extended by the additional time required for the drydocking and extra cleaning, but limited to a maximum of 14 running days.~~

~~c) If the Vessel is drydocked pursuant to Clause 6a) or 6b) above.~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation.*~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.*~~
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~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted a their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3 whether the Vessel is in drydock or not and irrespective of Clause 5b).~~

~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not be taken into account.~~

~~**~~	~~6a) and 6b) are alternatives, delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.~~
7.     Spares/bunkers, etc.
The Sellers shall deliver to Vessel to the Buyers with everything belonging to her on board and on Shore and/or on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s). If any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, including paints, wires, ropes, tackles and stores broached or unbroached ~~but spares on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Spare parts on board to be as at the time of inspection by the Buyers and to be at least to the minimum class requirement. The radio installation and navigational equipment shall be included in the sale without extra payment ~~if they are property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers with an extra payment of maximum USD 10,000. ~~without extra payment.~~
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The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale ~~as well as the following additional items (including items on hire)~~: There are no hired equipments on board except for Oxygen / Freon / Acatylon bottles.
The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils and chemicals in storage tanks, unbroached barrels and sealed drums and pay as per Sellers net invoiced prices less all discounts and any barging / delivery costs, supported by invoices / vouchers. ~~the current net market price (excluding barging expenses)~~ at the port and date of delivery of the Vessel. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.
A statement (protocol) of Bunkers on board to be made on delivery.
Exact quantities of lubes/chemicals to be measured and agreed by Buyers’ and Sellers’ Representatives’ joint survey 2 (two) days before the estimated time of delivery.
8.     Documentation
The place of closing: Sellers’ nominated venue in Hamburg or Lear, Germany.
In exchange for payment of the purchase price Sellers will provide Buyers with all documents required for the purpose of the Vessel’s legal transfer of ownership and her registration under Buyers intended flag. List of such documents to be agreed promptly and to be incorporated into an Addendum to this MoA.
~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~
~~a)~~	~~Legal Bill of Sale in a form recordable in (the country which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership leased by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~
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~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery or, in the event that the registry does not on a matter of practice lease each documentation immediately, a written undertaking by the Sellers to affect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Byers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the drawings/ instruction books and manuals which may be in the Sellers’ possession at their office and on board shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.
9.     Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages, taxes and maritime or other liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to time of delivery.
10.     Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.     Condition on delivery
The Vessel to be delivered in substantially the same condition as when inspected, fair wear and tear excepted with her present Class maintained free from recommendations, free of damage affecting class.
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All her class/national/international/trading certificates to be clean, valid and unextended at the time of delivery, without recommendations from class.
Annual Hull and Machinery Survey that were due in June 2007 to be freshly passed by Sellers prior to delivery.
The Vessel to be delivered with her holds clean, swept at the time of delivery.
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was the time of inspection, fair wear and tear excepted.
~~However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4a) or 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.
* Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
12.     Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.
13.     Buyers’ default
Should the deposit not be paid in accordance with Clause 2 the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
14.     Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to
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make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.     Buyers’ representatives
After this Memorandum of Agreement has been signed by both parties and the 10% (ten per cent) deposit has been lodged, the Buyers have the right to place up to two representatives on board the Vessel at their sole risk and expense till delivery ~~upon arrival at ___on or about ___.~~
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ and their representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.
The Buyers’ Representatives shall have free access to all Vessel’s spaces and Ship’s inventories in order to get satisfactorily acquainted with the ship in order to prepare a smooth take over/delivery.
16.     Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons of new York, one to be appointed by such of the parties, hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, the Agreement may be made a rule of the Court.~~
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~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc., New York.~~
~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at ___ subject to the procedures applicable there.~~
~~The laws of ___shall govern this Agreement.~~
*	[16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16a) to apply.]
Clauses 17 — 19 to form an integral part of this Agreement. The Agreement has been made up in two originals of the same tenor and date, one to be retained by the Sellers and one to be retained by the Buyers.
17.     The Vessel to be delivered with a Time Charter attached to BBC Chartering & Logistics GMBH & Co. KG at USD 13,000.00 per day less 3.75% commission, performance of which to be guaranteed by BBC, Lear, Germany for a period of world wide trading until end of November 2007 +/- 15 (fifteen) days.
18.     Sellers confirm to the best of their knowledge, due to short ownership, that the Vessel is not blacklined by any nation or organisation and particularly not by the arab boycott league.
19.     All negotiations and details of the eventual sale to be kept private and confidential by all parties involved. This provision shall not apply to disclosures to Bankers, Auditors, Stock Exchange and Regulatory Authorities, or to public reporting requirements due to stock market regulations. Should the Sale or any details thereto be reported pursuant to the above provision by either party to this transaction or by any third party, neither the Sellers nor the Buyers shall have the right to withdraw from the sale or fail to fulfill any or all of their obligations under this agreement nor claim any related damages whatsoever.

For the Sellers: Briese Schiffahris GmbH & Co. KGMS Olaad, Lear, Germany
By:	/s/ illegible
Title:	/s/illegible

For the Buyers: Adventure Five S.A. /s/ Ion G. Varouxakis
By:	Ion G. Varouxakis
Title:	Attorney-in-fact 22/08/2007